Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

American Airlines Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Warrants	Rule 457(o)	29,427,914	—	—	0.0000927	—(1)

Equity	Common Stock, $0.01 par value per share	Rule 457(o)	29,427,914 (2)	$12.51- $21.75(3)	$429,580,951.98	0.0000927	$39,822.16

Total Offering Amounts					$429,580,951.98		$39,822.16

Total Fees Previously Paid							—

Total Fee Offsets							$35,030.65

Net Fee Due							$4,791.51

(1)	Pursuant to Rule 457(g) of the Securities Act of 1933, as amended (the “Securities Act”), no separate fee is recorded for the warrants and the entire fee is allocated to the underlying common stock.
(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional shares of the common stock of American Airlines Group Inc. (the “Registrant”) which may become issuable as a result of any stock dividend, stock split, recapitalization or similar transaction effected without receipt by the Registrant of consideration which would increase the number of outstanding shares of common stock.

(3)

The registration fee has been calculated in accordance with Rule 457(g) under the Securities Act based on the exercise price of the warrants. The warrants issued in connection with PSP1 and the Treasury Loan Agreement (each as defined below) have an exercise price of $12.51 per warrant. The warrants issued in connection with PSP2 have an exercise price of $15.66 per share. The warrants issued in connection with PSP3 have an exercise price of $21.75 per share. The chart below details the calculations of the registration fee:

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Offset Source

Rule 457(p)

Fee Offset Claims	American Airlines Group Inc.	424(b)(7)	333-236503	March 26, 2021	—	$35,030.65(1)	Equity	Common Stock, $0.01 par value per share		$321,087,560.58	—

Fee Offset Sources	American Airlines Group Inc.	424(b)(7)	333-236503	—	March 26, 2021	—	—	—	—	—	$35,030.65

(1)

On August 28, 2020, in connection with the filing of a prospectus supplement (Registration No. 333-236503) (the “August Prospectus Supplement”), the Registrant previously paid a filing fee of $22,252.33 for the registration of 13,703,876 shares and warrants offered hereby. On March 26, 2021, pursuant to Rule 457(p), the Registrant applied $22,252.33 of the filing fee paid in connection with the filing of the August Prospectus Supplement to offset the filing fee due in connection with the filing of an amended and restated prospectus supplement (the “March Prospectus Supplement”) and paid an additional $12,778.32 in connection with the filing of the March Prospectus Supplement. Pursuant to Rule 457(p), the Registrant is offsetting $22,252.33 filing fee previously paid in connection with the August Prospectus Supplement and $12,778.32 filing fee previously paid in connection with the March Prospectus Supplement against the total $39,822.16 filing fee currently due.